Exhibit 99.1

Popular, Inc. Announces First Quarter 2022 Financial Results

•	Net income of $211.7 million in Q1 2022, compared to net income of $206.1 million in Q4 2021.

•	Net interest margin of 2.75% in Q1 2022, compared to 2.78% in Q4 2021; net interest margin on a taxable equivalent basis of 3.05% in Q1 2022, compared to 3.02% in Q4 2021.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $28.0 million from Q4 2021; NPLs to loans ratio at 1.8% vs. 1.9% in Q4 2021;

•	Net charge-offs (“NCOs”) were $3.8 million, compared to a net recovery of $7.9 million in Q4 2021; NCOs at 0.05% of average loans held-in-portfolio vs. (0.11%) in Q4 2021;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 2.29% vs. 2.38% in Q4 2021; and

•	ACL to NPLs at 130.4% vs. 126.9% in Q4 2021.

•	Common Equity Tier 1 ratio of 16.26%, Common Equity per Share of $60.78 and Tangible Book Value per Share of $51.16 at March 31, 2022.

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $211.7 million for the quarter ended March 31, 2022, compared to net income of $206.1 million for the quarter ended December 31, 2021.

Ignacio Alvarez, President and Chief Executive Officer, said: “We had a solid quarter with net income of $212 million, building on the momentum of our record 2021 results. We saw broad-based loan growth, across geographies and most business lines, while maintaining strong asset quality metrics. Net charge-offs were five basis points for the quarter. We continued to see deposit growth from our private sector clients. Our deposit franchise in Puerto Rico will be an even greater source of strength as interest rates rise as expected. Our capital ratios remained strong, allowing us to continue to return capital to our shareholders and increase our common stock dividend. Going forward, we remain optimistic about the economic outlook, yet cognizant of the possible challenges to the macroeconomic environment resulting from the war in Ukraine, inflation and the evolving health situation.

I am thankful to our team who have continued to perform at a high level and deliver results under a myriad of changing conditions. Finally, our thoughts and prayers are with the people of Ukraine as they suffer the horrible consequences of the war.”

Earnings Highlights

(Unaudited)	Quarters ended
(Dollars in thousands, except per share information)	31-Mar-22	31-Dec-21	31-Mar-21
Net interest income	$494,312	$501,283	$479,112
Provision for credit losses (benefit)	(15,500)	(33,050)	(82,226)

Net interest income after provision for credit losses (benefit)	509,812	534,333	561,338
Other non-interest income	154,692	164,677	153,653
Operating expenses	402,339	417,394	375,528

Income before income tax	262,165	281,616	339,463
Income tax expense	50,479	75,552	76,831

Net income	$211,686	$206,064	$262,632

Net income applicable to common stock	$211,333	$205,711	$262,279

Net income per common share - Basic	$2.69	$2.59	$3.13

Net income per common share - Diluted	$2.69	$2.58	$3.12

Significant Events

Entry into Asset Purchase Agreement with Evertec; Renegotiation and Extension of Commercial Agreements

On February 24, 2022, the Corporation and Banco Popular de Puerto Rico (“BPPR”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), with Evertec, Inc. (“EVERTEC”) and Evertec Group, LLC, a wholly owned subsidiary of EVERTEC (“EVERTEC Group”), pursuant to which BPPR will purchase from EVERTEC Group certain information technology and related assets currently used by EVERTEC to service certain of BPPR’s key channels (the “Acquired Assets”) under the Amended and Restated Master Service Agreement (the “MSA”), dated September 30, 2010, among the Corporation, BPPR and EVERTEC. In connection with the purchase of the Acquired Assets, BPPR will assume certain liabilities relating to the Acquired Assets (together with the purchase of the Acquired Assets, the “Transaction”). The Transaction is expected to close on or about June 30, 2022, subject to the satisfaction of certain closing conditions.

In connection with the consummation of the Transaction (the “Closing”), the Corporation will transfer to EVERTEC Group, as consideration for the Transaction, shares of EVERTEC’s common stock (“EVERTEC Common Stock”) having an aggregate value of approximately $197 million, subject to certain purchase price adjustments, based on a price per share of $42.84, which value was determined at the time of entering into the Purchase Agreement. As a result of this transfer, the Corporation expects that its percentage ownership of the outstanding shares of EVERTEC Common Stock will be reduced from its current level, which is approximately 16.2%, to approximately 10.5% immediately following the Closing. As part of the transaction, the Corporation has also agreed to reduce its voting interest in EVERTEC below 4.5%, whether through selling shares of EVERTEC common stock or a conversion of such shares into non-voting preferred stock. The Corporation expects to sell down its stake in EVERTEC below 4.5% following the closing and intends to return to shareholders, via common stock repurchases, the after-tax gains resulting from such sale, subject to the receipt of regulatory approvals.

Additionally, as part of the Closing, the Corporation and BPPR will also enter with EVERTEC into, among other commercial agreements, a Second Amended and Restated Master Services Agreement (the “Second A&R MSA”), pursuant to which EVERTEC Group will continue to provide various key information technology and various transaction processing services to the Corporation, BPPR and their respective subsidiaries, which services are provided under the currently effective MSA.

Capital Actions

On March 1, 2022 the Corporation announced that on February 28, 2022 it entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase an aggregate of $400 million of Popular’s common stock. Popular previously disclosed in a press release on January 12, 2022 its plan to repurchase up to $500 million of its common stock as part of its planned capital actions for 2022.

Under the terms of the ASR Agreement, on March 2, 2022 the Corporation made an initial payment of $400 million and received an initial delivery of 3,483,942 shares of Popular’s Common Stock (the “Initial Shares”).

The transaction was accounted for as a treasury stock transaction. Furthermore, as a result of the receipt of the Initial Shares, the Corporation recognized in shareholders’ equity approximately $320 million in treasury stock and $80 million as a reduction of capital surplus. Upon the final settlement of the ASR Agreement, the Corporation expects to further adjust its treasury stock and capital surplus accounts to reflect the final delivery or receipt of cash or shares, which will depend on the volume-weighted average price of the Corporation’s common stock during the term of the ASR Agreement, less a discount. The final settlement of the ASR Agreement is expected to occur no later than the third quarter of 2022.

Popular expects to execute during the remainder of the year, in the open market or in privately negotiated transactions, the remaining $100 million in common stock repurchases contemplated as part of the Corporation’s 2022 capital actions announced in January 2022. The timing and exact amount of such additional repurchases will be subject to various factors, including market conditions and the Corporation’s capital position and financial performance.

On February 23, 2022, the Corporation’s Board of Directors approved a quarterly cash dividend of $0.55 per share, an increase from the previous $0.45 per share quarterly dividend, on its outstanding common stock. The dividend was paid on April 1, 2022 to shareholders of record at the close of business on March 15, 2022.

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income, on a taxable equivalent basis, is presented with its different components in Table D for the quarter ended March 31, 2022, and comparable periods. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and tax-exempt sources.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

Net interest income for the quarter ended March 31, 2022 was $494.3 million compared to $501.3 million in the previous quarter, a decrease of $7.0 million. Net interest income, on a taxable equivalent basis, for the first quarter of 2022 was $548.1 million, an increase of $4.2 million when compared to $543.9 million in the last quarter of 2021. The increase in the taxable equivalent adjustment results from BPPR’s higher volume of tax-free investment securities in Puerto Rico.

Net interest margin for the quarter was 2.75% compared to 2.78% in the last quarter of 2021. On a taxable equivalent basis, net interest margin for the first quarter of 2022 was 3.05% compared to 3.02% in the fourth quarter of 2021. The main variances in net interest income on a taxable equivalent basis were:

•

higher interest income from money markets, trading and investment securities by $18.4 million resulting from a higher volume by $540 million, in turn driven by an increase in the average U.S. Treasury portfolio by $4.2 billion, partially offset by lower volume of money market investments by $3.1 billion and higher yields by 17 basis points driven by higher market rates and the composition of the portfolio; and

•	higher interest income from consumer loans mainly driven by a higher average volume in both P.R. and the U.S.

partially offset by:

•

lower interest income from commercial loans by $16.5 million resulting from lower income form loans under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) by $12.6 million, lower interest income from the repayment of purchased credit deteriorated (“PCD”) loans and the impact of 2 fewer days in the quarter or approximately $4.1 million. This negative effect was offset in part by an increase of $346 million in the average volume of commercial loans, at both P.R. and the U.S segments, for a $4.4 million benefit;

•	a decrease in auto and lease financing income of $1.6 million mainly driven by two fewer days in the quarter when compared to the prior quarter, partially offset by higher loan volume by $62 million.

The Corporation recognized income of $10.6 million related to loans issued under the SBA PPP, compared to $23.2 million in the previous quarter. These loans carried a yield of approximately 17.01% in this quarter, including the amortization of fees received under the program, compared to 17.86% last quarter. This portfolio of loans issued under the SBA PPP declined by $141 million in BPPR to a balance of $114 million and declined by $39 million in Popular Bank (“PB” or “Popular U.S.”) to a balance of $59 million. On March 31, 2022, the portfolio at BPPR and PB had a remaining aggregate balance of unamortized fees of $8.1 million.

Net interest income for the BPPR segment amounted to $415.2 million for the first quarter of 2022, compared to $425.9 million for the fourth quarter of 2021. Net interest margin for the first quarter of 2022 was 2.67% a decrease of 6 basis points when compared to 2.73% for the previous quarter. As discussed above, net interest margin was negatively impacted by lower SBA PPP income and lower payment of PCD loans, partially offset by the positive impact of higher investment securities balances. The cost of interest-bearing and total deposits remained unchanged from the previous quarter at 0.16% and 0.12%, respectively.

Net interest income for PB was $86.5 million for the quarter ended March 31, 2022, compared to $83.2 million during the previous quarter. Net interest margin for the quarter was 3.56% compared to 3.47% the previous quarter. The increase in net interest income results mainly from a higher volume of commercial and consumer loans. The lower cost on deposits also resulted in a benefit to PB’s net interest margin. The cost of interest-bearing deposits was 0.46% or 6 basis points lower than the 0.52% reported in the last quarter of 2021, while the total cost of deposits, including demand deposits, was 0.36%, compared to 0.40% in the previous quarter.

Non-interest income

Non-interest income decreased by $10.0 million to $154.7 million for the quarter ended March 31, 2022, compared to $164.7 million for the quarter ended December 31, 2021. The variance in non-interest income was primarily driven by:

•

lower other service fees by $6.7 million, mainly due to lower insurance fees by $3.7 million principally resulting from contingent insurance commissions that are typically recognized during the fourth quarter and lower credit card fees by $2.0 million mainly in interchange income due to seasonal purchasing activity in the previous quarter; and

•

lower income from mortgage banking activities by $4.2 million mainly due to a loss on sale of loans and securitization activities of $1.5 million, compared to a gain of $5.4 in the previous quarter due to a lower volume of transactions and lower market rates, partially offset by higher realized gains on closed derivative positions by $3.4 million;

partially offset by:

•	higher other operating income by $4.9 million mainly due to higher earnings from the portfolio of equity method investments and higher income from the sale of auto rental units.

Refer to Table B for further details.

Operating expenses

Operating expenses for the first quarter of 2022 totaled $402.3 million, a decrease of $15.1 million when compared to the fourth quarter of 2021. The variance in operating expenses was driven primarily by:

•	lower net occupancy expenses by $2.0 million due to lower rent and electricity expenses;

•

lower business promotion expenses by $10.8 million mainly due to lower advertising and promotion expenses by $5.7 million a result of seasonal activities during the fourth quarter of 2021, lower donations by $2.8 million and lower credit cards rewards expense as a result of transactional volumes by $1.7 million;

•

lower other operating expenses by $11.4 million due to the effect during the previous quarter of an impairment charge on undeveloped properties by $5.0 million and lower sundry losses by $5.0 million mainly related to the termination of a white label credit card contract during prior quarter; and

•	lower amortization of intangibles by $5.2 million due to an impairment write-down of a trademark during the fourth quarter of 2021.

partially offset by:

•

higher personnel cost by $6.5 million mainly due to higher performance shares and restricted stock expenses by $6.3 million; higher payroll taxes by $5.1 million; partially offset by $3.1 million in lower incentives related to the profit-sharing plan which is tied to the Corporation’s financial performance;

•	higher professional fees by $3.4 million mainly due to higher advisory expenses related to corporate initiatives; and

•	higher credit and debit card processing and other expenses by $3.8 million due in part to lower volume incentives.

Full-time equivalent employees were 8,492 as of March 31, 2022, compared to 8,351 as of December 31, 2021.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended March 31, 2022, the Corporation recorded an income tax expense of $50.5 million, compared to $75.6 million for the previous quarter. The decrease in income tax expense was mainly attributable to lower income before tax and higher exempt income during the first quarter of 2022. The effective tax rate (“ETR”) for the first quarter of 2022 was 19.3%, compared to 27% in the fourth quarter of 2021. The ETR of the Corporation is impacted by the composition and source of its taxable income. The Corporation expects its ETR for the year 2022 to be within a range from 18% to 20%.

Credit Quality

During the first quarter of 2022, the Corporation continued to exhibit strong credit quality trends and low credit costs with low level of NCOs and decreasing NPLs. We continue to closely monitor changes on borrower performance and in the pace of economic recovery, given the rising interest rate environment and geopolitical uncertainty. However, management believes that the improvement over the last few years in the risk profile of the Corporation’s loan portfolios positions Popular to operate successfully under the current environment.

The following presents credit quality results for the first quarter of 2022:

•

At March 31, 2022, total non-performing loans held-in-portfolio decreased by $28.0 million from December 31, 2021. BPPR’s NPLs decreased by $27.5 million, mostly driven by lower mortgage NPLs by $27.3 million. The mortgage NPLs decrease was mainly due to the combined effects of collection efforts, increased foreclosure activity and the sustained low levels of early delinquency compared with pre-pandemic trends. PB’s NPLs remained flat quarter-over-quarter. At March 31, 2022, the ratio of NPLs to total loans held-in-portfolio was 1.8%, compared to 1.9% in the fourth quarter of 2021.

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, remained flat quarter-over-quarter. In BPPR, total inflows increased by $5.3 million, mostly driven by higher commercial and mortgage inflows of $3.8 million and $2.0 million, respectively. Mortgage inflows continued trending lower than pre-pandemic levels. NPL inflows at PB decreased by $4.9 million during the quarter, mostly driven by a decrease of $7.2 million in mortgage inflows, as the prior quarter included the impact of loans that did not resume payment after the end of COVID-19-related payment deferral periods.

•

NCOs amounted to $3.8 million, an unfavorable variance of $11.7 million when compared to the fourth quarter. BPPR‘s NCOs increased by $13.1 million, as the prior quarter included recoveries from the resolution of certain commercial non-performing loans. During the first quarter of 2022, the Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.05%, compared to (0.11%) in the fourth quarter of 2021. Refer to Table M for further information on net charge-offs and related ratios.

•

At March 31, 2022, the ACL decreased by $17.6 million, or 2.5%, from the fourth quarter of 2021 to $677.8 million. The ACL incorporated updated macroeconomic scenarios for Puerto Rico and the United States. Given that any one economic outlook is inherently uncertain, the Corporation leverages multiple scenarios to estimate its ACL. The baseline scenario continues to be assigned the highest probability, followed by the pessimistic scenario.

•

The current baseline forecast continues to show a favorable economic scenario. 2022 annualized GDP growth of 3.5% and 3.7% is expected for Puerto Rico and United States, respectively. This represents a reduction for both Puerto Rico and United States since last quarter’s GDP growth forecast was 4.0% and 4.6%, respectively. Changes in assumptions related to fiscal stimulus and higher energy prices contributed to the reduction. The 2022 average unemployment rate is forecasted at 7.3% and 3.6% for Puerto Rico and United States, respectively. This is consistent with previous expectations for both regions. Puerto Rico’s unemployment rate forecast benefits from the Bureau of Labor Statistics (“BLS”) revisions that show a stronger than expected labor market.

•

In BPPR, the ACL decreased by $17.6 million, mainly driven by reductions in qualitative reserves due to substantial improvements in employment levels in Puerto Rico. Recent updates by the BLS show that employment levels in Puerto Rico have already surpassed pre-pandemic levels. This contributed to a lower commercial, mortgage and consumer loans ACL. The decrease in qualitative reserves was partially offset by the impact of higher loan volumes and changes in the macroeconomic scenario. The ACL for the PB segment remained flat quarter-over-quarter as higher loan volumes in both the commercial real estate and consumer portfolios offset reductions in qualitative reserves. The ratio of the allowance for credit losses to loans held-in-portfolio was 2.29% in the first quarter of 2022, compared to 2.38% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 130.4%, compared to 126.9% in the previous quarter.

•

The provision for credit losses for the loan portfolios for the first quarter of 2022 reflected a benefit of $14.4 million, compared to a benefit of $31.4 million in the previous quarter, reflecting the previously mentioned changes in the allowance for credit losses. The provision for the BPPR segment was a benefit of $12.7 million, compared to a benefit of $30.6 million in the previous quarter, while the provision for the PB segment was a benefit of $1.7 million, compared to a benefit of $0.9 million in the previous quarter.

•

The provision for unfunded commitments for the first quarter of 2022 reflected a benefit of $0.8 million, compared to a benefit of $0.5 million in the previous quarter. The provision for credit losses in our investment portfolio was a benefit of $0.3 million, compared to a benefit of $1.1 million in the fourth quarter of 2021. The provision for unfunded loan commitments, provision for credit losses on our loan and lease portfolios and provision for credit losses on our investment portfolio are aggregated and presented in the provision for credit losses caption in our Statement of Operations.

Non-Performing Assets

(Unaudited)
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21
Non-performing loans held-in-portfolio	$519,921	$547,877	$698,142
Non-performing loans held-for-sale	—	—	3,549
Other real estate owned (“OREO”)	90,567	85,077	72,060

Total non-performing assets	$610,488	$632,954	$773,751

Net charge-offs (recoveries) for the quarter	$3,781	$(7,881)	$21,030

Ratios:
Loans held-in-portfolio	$29,588,190	$29,240,557	$29,131,628
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.76%	1.87%	2.40%
Allowance for credit losses to loans held-in-portfolio	2.29	2.38	2.75
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	130.36	126.92	114.70

Refer to Table K for additional information.

Provision for Credit Losses (Benefit) - Loan Portfolios

(Unaudited)	Quarters ended
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21
Provision for credit losses (benefit) - loan portfolios:
BPPR	$(12,661)	$(30,562)	$(39,976)
Popular U.S.	(1,744)	(859)	(35,803)

Total provision for credit losses (benefit) - loan portfolios	$(14,405)	$(31,421)	$(75,779)

Credit Quality by Segment

(Unaudited) (In thousands)	Quarters ended
BPPR	31-Mar-22	31-Dec-21	31-Mar-21
Provision for credit losses (benefit) - loan portfolios	$(12,661)	$(30,562)	$(39,976)
Net charge-offs (recoveries)	5,502	(7,615)	19,474
Total non-performing loans held-in-portfolio	486,816	514,289	665,978
Allowance / loans held-in-portfolio	2.74%	2.85%	3.20%
Allowance / non-performing loans held-in-portfolio	118.45%	115.53%	102.35%

	Quarters ended
Popular U.S.	31-Mar-22	31-Dec-21	31-Mar-21
Provision for credit losses (benefit) - loan portfolios	$(1,744)	$(859)	$(35,803)
Net charge-offs (recoveries)	(1,721)	(266)	1,556
Total non-performing loans held-in-portfolio	33,105	33,588	32,164
Allowance / loans held-in-portfolio	1.18%	1.21%	1.53%
Allowance / non-performing loans held-in-portfolio	305.64%	301.31%	370.42%

Financial Condition Highlights

(Unaudited)
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21
Cash and money market investments	$10,508,840	$17,965,152	$12,064,592
Investment securities	26,658,289	25,267,418	23,076,488
Loans	29,588,190	29,240,557	29,131,628
Total assets	69,525,082	75,097,899	66,870,268
Deposits	62,862,295	67,005,088	58,742,801
Borrowings	1,060,706	1,155,166	1,311,064
Total liabilities	64,853,836	69,128,502	60,972,709
Stockholders’ equity	4,671,246	5,969,397	5,897,559

Total assets decreased by $5.6 billion from the fourth quarter of 2021, driven by:

•	a decrease of $7.5 billion in money market investments, mainly due to lower Puerto Rico public sector deposits and purchases of U.S. Treasury securities;

partially offset by:

•

an increase of $1.4 billion in debt securities available-for-sale, mainly due to purchases of U.S. Treasury securities, offset in part by maturities and paydowns of U.S. Treasury and agency mortgage-backed securities; and

•

an increase in loans held-in-portfolio by $0.4 billion, mainly due to loan growth in the commercial portfolios in both Puerto Rico and the U.S. (mainly in the health care sector at PB) and construction portfolios, and purchases of third-party lending consumer loans, partially offset by a decrease in the mortgage portfolio, mainly due to loan payoffs and amortizations.

Total liabilities decreased by $4.3 billion from the fourth quarter of 2021, driven by:

•

a decrease of $4.1 billion in deposits, mainly due to lower Puerto Rico public sector deposits by $5.5 billion at BPPR as a result of the payments made by Puerto Rico pursuant to the Plan of Adjustment for Puerto Rico under Title III of the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”); and

•	a decrease in borrowings of $94 million, mainly due to the maturity during this quarter of $75 million in short-term borrowings.

Stockholders’ equity decreased by $1.3 billion from the fourth quarter of 2021, principally due to an increase in accumulated unrealized losses on debt securities available-for-sale by $1.1 billion due to a decline in fair value of fixed-rate debt securities as a result of the rising interest rate environment, the impact of the $400 million ASR and declared quarterly common stock dividends, partially offset by the net income of $211.7 million for the quarter.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 16.26%, $60.78 and $51.16, respectively, at March 31, 2022, compared to 17.42%, $74.48 and $65.26 at December 31, 2021. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic (including the appearance of new strains of the virus), actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. Other factors include the length of time necessary for Popular to consummate the Transaction; the ability to satisfy the conditions to the closing thereof; the receipt of any regulatory approvals necessary to effect the Transaction and the contemplated return to shareholders of net gains resulting from a sale of EVERTEC shares effected in connection with the consummation of the Transaction; the ability to successfully transition and integrate the assets acquired as part of the Transaction, related operations, employees and third party contractors; unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during due diligence investigation of the Transaction or that are not subject to indemnification or reimbursement by EVERTEC; risks that Popular may be affected by operational and other risks arising from the acquisition of the acquired assets or by adverse effects on relationships with customers, employees and service providers and business and other risks arising from the extension of Popular’s current commercial agreements with EVERTEC. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021, and in our Form 10-Q for the quarter ended March 31, 2022 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Tuesday, April 26, 2022 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through the dial-in telephone number 1-844-200-6205 (Toll Free) or 1-646-904-5544 (Local). The dial-in access code is 659646.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Tuesday, May 24, 2022. The replay dial-in is: 1-866-813-9403 or 1-929-458-6194. The replay passcode is 408334.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE [Left Blank]

Table F - Mortgage Banking Activities & Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - PUERTO RICO OPERATIONS

Table I - Loan Delinquency - POPULAR U.S. OPERATIONS

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to First Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended
	31-Mar-22	31-Dec-21	31-Mar-21
Basic EPS	$2.69	$2.59	$3.13
Diluted EPS	$2.69	$2.58	$3.12
Average common shares outstanding	78,443,706	79,477,823	83,899,769
Average common shares outstanding - assuming dilution	78,595,463	79,652,836	84,051,935
Common shares outstanding at end of period	76,487,523	79,851,169	84,379,180
Market value per common share	$81.74	$82.04	$70.32
Market capitalization - (In millions)	$6,252	$6,551	$5,934
Return on average assets	1.14%	1.09%	1.61%
Return on average common equity	14.38%	13.74%	18.76%
Net interest margin (non-taxable equivalent basis)	2.75%	2.78%	3.07%
Net interest margin (taxable equivalent basis) -non-GAAP	3.05%	3.02%	3.39%
Common equity per share	$60.78	$74.48	$69.63
Tangible common book value per common share (non-GAAP) [1]	$51.16	$65.26	$61.42
Tangible common equity to tangible assets (non-GAAP) [1]	5.69%	7.01%	7.83%
Return on average tangible common equity [1]	16.40%	15.66%	21.37%
Tier 1 capital	16.33%	17.49%	17.15%
Total capital	18.19%	19.35%	19.62%
Tier 1 leverage	6.98%	7.41%	8.06%
Common Equity Tier 1 capital	16.26%	17.42%	17.08%

[1]	Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to First Quarter 2022 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance
			Q1 2022		Q1 2022
(In thousands, except per share information)	31-Mar-22	31-Dec-21	vs. Q4 2021	31-Mar-21	vs. Q1 2021
Interest income:
Loans	$426,791	$444,101	$(17,310)	$434,649	$(7,858)
Money market investments	6,464	6,847	(383)	3,112	3,352
Investment securities	96,466	88,315	8,151	85,690	10,776

Total interest income	529,721	539,263	(9,542)	523,451	6,270

Interest expense:
Deposits	24,783	26,331	(1,548)	30,201	(5,418)
Short-term borrowings	80	60	20	143	(63)
Long-term debt	10,546	11,589	(1,043)	13,995	(3,449)

Total interest expense	35,409	37,980	(2,571)	44,339	(8,930)

Net interest income	494,312	501,283	(6,971)	479,112	15,200
Provision for credit losses (benefit)	(15,500)	(33,050)	17,550	(82,226)	66,726

Net interest income after provision for credit losses (benefit)	509,812	534,333	(24,521)	561,338	(51,526)

Service charges on deposit accounts	40,713	41,613	(900)	39,620	1,093
Other service fees	77,134	83,793	(6,659)	70,628	6,506
Mortgage banking activities	12,865	17,035	(4,170)	17,343	(4,478)
Net (loss) gain, including impairment, on equity securities	(2,094)	(1,454)	(640)	421	(2,515)
Net loss on trading account debt securities	(723)	(355)	(368)	(45)	(678)
Adjustments (expense) to indemnity reserves on loans sold	(745)	1,398	(2,143)	(698)	(47)
Other operating income	27,542	22,647	4,895	26,384	1,158

Total non-interest income	154,692	164,677	(9,985)	153,653	1,039

Operating expenses:
Personnel costs
Salaries	98,673	96,830	1,843	89,335	9,338
Commissions, incentives and other bonuses	31,339	27,611	3,728	33,218	(1,879)
Pension, postretirement and medical insurance	12,783	13,971	(1,188)	10,924	1,859
Other personnel costs, including payroll taxes	24,201	22,060	2,141	26,002	(1,801)

Total personnel costs	166,996	160,472	6,524	159,479	7,517
Net occupancy expenses	24,723	26,755	(2,032)	26,013	(1,290)
Equipment expenses	23,479	25,180	(1,701)	21,575	1,904
Other taxes	15,715	15,160	555	13,959	1,756
Professional fees
Collections, appraisals and other credit related fees	2,226	3,227	(1,001)	3,320	(1,094)
Programming, processing and other technology services	69,374	69,647	(273)	66,366	3,008
Legal fees, excluding collections	3,954	3,445	509	2,365	1,589
Other professional fees	32,943	28,736	4,207	27,897	5,046

Total professional fees	108,497	105,055	3,442	99,948	8,549
Communications	6,147	6,263	(116)	6,833	(686)
Business promotion	15,083	25,833	(10,750)	12,521	2,562
FDIC deposit insurance	7,372	6,688	684	5,968	1,404
Other real estate owned (OREO) income	(2,713)	(3,860)	1,147	(4,533)	1,820

Credit and debit card processing, volume, interchange and other expenses	12,509	8,757	3,752	12,454	55
Other operating expenses
Operational losses	11,825	16,820	(4,995)	7,896	3,929
All other	11,815	18,226	(6,411)	12,364	(549)

Total other operating expenses	23,640	35,046	(11,406)	20,260	3,380
Amortization of intangibles	891	6,045	(5,154)	1,051	(160)

Total operating expenses	402,339	417,394	(15,055)	375,528	26,811

Income before income tax	262,165	281,616	(19,451)	339,463	(77,298)
Income tax expense	50,479	75,552	(25,073)	76,831	(26,352)

Net income	$211,686	$206,064	$5,622	$262,632	$(50,946)

Net income applicable to common stock	$211,333	$205,711	$5,622	$262,279	$(50,946)

Net income per common share - basic	$2.69	$2.59	$0.10	$3.13	$(0.44)

Net income per common share - diluted	$2.69	$2.58	$0.11	$3.12	$(0.43)

Dividends Declared per Common Share	$0.55	$0.45	$0.10	$0.40	$0.15

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

				Variance Q1 2022 vs.
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21	Q4 2021
Assets:
Cash and due from banks	$439,148	$428,433	$495,915	$10,715
Money market investments	10,069,692	17,536,719	11,568,677	(7,467,027)
Trading account debt securities, at fair value	36,042	29,711	36,504	6,331
Debt securities available-for-sale, at fair value	26,359,915	24,968,269	22,771,609	1,391,646
Debt securities held-to-maturity, at amortized cost	75,984	79,461	89,725	(3,477)
Less: Allowance for credit losses	7,844	8,096	10,096	(252)

Total debt securities held-to-maturity, net	68,140	71,365	79,629	(3,225)

Equity securities	186,348	189,977	178,650	(3,629)
Loans held-for-sale, at lower of cost or fair value	55,150	59,168	84,214	(4,018)
Loans held-in-portfolio	29,856,356	29,506,225	29,344,620	350,131
Less: Unearned income	268,166	265,668	212,992	2,498
Allowance for credit losses	677,792	695,366	800,797	(17,574)

Total loans held-in-portfolio, net	28,910,398	28,545,191	28,330,831	365,207

Premises and equipment, net	488,390	494,240	508,023	(5,850)
Other real estate	90,567	85,077	72,060	5,490
Accrued income receivable	204,466	203,096	215,993	1,370
Mortgage servicing rights, at fair value	125,358	121,570	122,543	3,788
Other assets	1,755,847	1,628,571	1,713,083	127,276
Goodwill	720,293	720,293	671,122	—
Other intangible assets	15,328	16,219	21,415	(891)

Total assets	$69,525,082	$75,097,899	$66,870,268	$(5,572,817)

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$16,096,666	$15,684,482	$14,263,548	$412,184
Interest bearing	46,765,629	51,320,606	44,479,253	(4,554,977)

Total deposits	62,862,295	67,005,088	58,742,801	(4,142,793)

Assets sold under agreements to repurchase	72,819	91,603	86,834	(18,784)
Other short-term borrowings	—	75,000	—	(75,000)
Notes payable	987,887	988,563	1,224,230	(676)
Other liabilities	930,835	968,248	918,844	(37,413)

Total liabilities	64,853,836	69,128,502	60,972,709	(4,274,666)

Stockholders’ equity:
Preferred stock	22,143	22,143	22,143	—
Common stock	1,046	1,046	1,045	—
Surplus	4,571,111	4,650,182	4,571,919	(79,071)
Retained earnings	3,143,004	2,973,745	2,489,453	169,259
Treasury stock	(1,668,820)	(1,352,650)	(1,012,263)	(316,170)
Accumulated other comprehensive loss, net of tax	(1,397,238)	(325,069)	(174,738)	(1,072,169)

Total stockholders’ equity	4,671,246	5,969,397	5,897,559	(1,298,151)

Total liabilities and stockholders’ equity	$69,525,082	$75,097,899	$66,870,268	$(5,572,817)

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	31-Mar-22			31-Dec-21			31-Mar-21			Q1 2022 vs. Q4 2021			Q1 2022 vs. Q1 2021
($ amounts in millions)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$43,304	$144.8	1.35%	$42,764	$126.4	1.18%	$33,756	$127.8	1.52%	$540	$18.4	0.17%	$9,548	$17.0	(0.17)%

Loans:
Commercial	13,741	172.1	5.08	13,395	188.6	5.59	13,624	179.0	5.33	346	(16.5)	(0.51)	117	(6.9)	(0.25)
Construction	726	9.8	5.45	777	10.7	5.46	911	11.9	5.30	(51)	(0.9)	(0.01)	(185)	(2.1)	0.15
Mortgage	7,388	96.8	5.24	7,504	96.4	5.14	7,869	98.4	5.00	(116)	0.4	0.10	(481)	(1.6)	0.24
Consumer	2,538	70.0	11.19	2,471	68.1	10.93	2,513	70.4	11.36	67	1.9	0.26	25	(0.4)	(0.17)
Auto	3,460	69.3	8.12	3,432	71.3	8.24	3,203	68.2	8.63	28	(2.0)	(0.12)	257	1.1	(0.51)
Lease financing	1,393	20.7	5.95	1,359	20.3	5.97	1,215	18.4	6.04	34	0.4	(0.02)	178	2.3	(0.09)

Total loans	29,246	438.7	6.06	28,938	455.4	6.26	29,335	446.3	6.15	308	(16.7)	(0.20)	(89)	(7.6)	(0.09)

Total interest earning assets	$72,550	$583.5	3.25%	$71,702	$581.8	3.23%	$63,091	$574.1	3.67%	$848	$1.7	0.02%	$9,459	$9.4	(0.42)%

Allowance for credit losses - loan portfolio	(695)			(719)			(890)			24			195
Allowance for credit losses - investment securities	(8)			(9)			(10)			1			2
Other non-interest earning assets	3,782			3,844			3,895			(62)			(113)

Total average assets	$75,629			$74,818			$66,086			$811			$9,543

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$28,289	$7.3	0.10%	$28,205	$7.7	0.11%	$22,674	$8.3	0.15%	$84	$(0.4)	(0.01)%	$5,615	$(1.0)	(0.05)%
Savings	16,434	6.6	0.16	16,324	6.8	0.17	14,364	7.0	0.20	110	(0.2)	(0.01)	2,070	(0.4)	(0.04)
Time deposits	6,737	10.9	0.66	6,793	11.8	0.69	7,265	14.9	0.83	(56)	(0.9)	(0.03)	(528)	(4.0)	(0.17)

Total interest-bearing deposits	51,460	24.8	0.20	51,322	26.3	0.20	44,303	30.2	0.31	138	(1.5)	—	7,157	(5.4)	(0.11)
Borrowings	1,105	10.6	3.87	1,163	11.6	4.01	1,344	14.1	4.23	(58)	(1.0)	(0.14)	(239)	(3.5)	(0.36)

Total interest-bearing liabilities	52,565	35.4	0.27	52,485	37.9	0.29	45,647	44.3	0.39	80	(2.5)	(0.02)	6,918	(8.9)	(0.12)

Net interest spread			2.98%			2.94%			3.28%			0.04%			(0.30)%

Non-interest bearing deposits	16,142			15,455			13,394			687			2,748
Other liabilities	939			917			1,351			22			(412)
Stockholders’ equity	5,983			5,961			5,694			22			289

Total average liabilities and stockholders’ equity	$75,629			$74,818			$66,086			$811			$9,543

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$548.1	3.05%		$543.9	3.02%		$529.8	3.39%		$4.2	0.03%		$18.3	(0.34)%
Taxable equivalent adjustment		53.8			42.6			50.7			11.2			3.1

Net interest income / margin non-taxable equivalent basis (GAAP)		$494.3	2.75%		$501.3	2.78%		$479.1	3.07%		($7.0)	(0.03)%		$15.2	(0.32)%

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table E – Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

[THIS PAGE INTENTIONALLY LEFT BLANK]

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities

	Quarters ended			Variance
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21	Q1 2022 vs.Q4 2021	Q1 2022 vs.Q1 2021
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$9,323	$9,492	$9,715	$(169)	$(392)
Mortgage servicing rights fair value adjustments	1,088	1,500	512	(412)	576

Total mortgage servicing fees, net of fair value adjustments	10,411	10,992	10,227	(581)	184

Net (loss) gain on sale of loans, including valuation on loans held-for-sale	(1,534)	5,428	4,975	(6,962)	(6,509)

Trading account profit:
Unrealized gains on outstanding derivative positions	2	—	—	2	2
Realized gains on closed derivative positions	4,135	691	2,502	3,444	1,633

Total trading account profit	4,137	691	2,502	3,446	1,635

Losses on repurchased loans, including interest advances	(149)	(76)	(361)	(73)	212

Total mortgage banking activities	$12,865	$17,035	$17,343	$(4,170)	$(4,478)

Other Service Fees

	Quarters ended			Variance
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21	Q1 2022 vs.Q4 2021	Q1 2022 vs.Q1 2021
Other service fees:
Debit card fees	$11,779	$12,392	$11,577	$(613)	$202
Insurance fees	14,156	17,848	12,828	(3,692)	1,328
Credit card fees	33,642	35,649	28,691	(2,007)	4,951
Sale and administration of investment products	5,791	5,908	5,540	(117)	251
Trust fees	5,927	5,858	5,842	69	85
Other fees	5,839	6,138	6,150	(299)	(311)

Total other service fees	$77,134	$83,793	$70,628	$(6,659)	$6,506

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21	Q1 2022 vs.Q4 2021	Q1 2022 vs.Q1 2021
Loans held-in-portfolio:
Commercial	$14,028,246	$13,732,701	$13,442,486	$295,545	$585,760
Construction	744,783	716,220	907,736	28,563	(162,953)
Leasing	1,426,122	1,381,319	1,244,956	44,803	181,166
Mortgage	7,326,346	7,427,196	7,808,852	(100,850)	(482,506)
Auto	3,430,162	3,412,187	3,203,137	17,975	227,025
Consumer	2,632,531	2,570,934	2,524,461	61,597	108,070

Total loans held-in-portfolio	$29,588,190	$29,240,557	$29,131,628	$347,633	$456,562

Loans held-for-sale:
Commercial	$—	$—	$3,549	$—	$(3,549)
Mortgage	55,150	59,168	80,665	(4,018)	(25,515)

Total loans held-for-sale	$55,150	$59,168	$84,214	$(4,018)	$(29,064)

Total loans	$29,643,340	$29,299,725	$29,215,842	$343,615	$427,498

Deposits - Ending Balances

				Variance
(In thousands)	31-Mar-22	31-Dec-21	31-Mar-21	Q1 2022 vs. Q4 2021	Q1 2022 vs.Q1 2021
Demand deposits [1]	$25,684,715	$25,889,732	$23,450,312	$(205,017)	$2,234,403
Savings, NOW and money market deposits (non-brokered)	29,318,333	33,674,134	27,356,136	(4,355,801)	1,962,197
Savings, NOW and money market deposits (brokered)	768,558	729,073	679,832	39,485	88,726
Time deposits (non-brokered)	6,964,848	6,685,938	7,143,221	278,910	(178,373)
Time deposits (brokered CDs)	125,841	26,211	113,300	99,630	12,541

Total deposits	$62,862,295	$67,005,088	$58,742,801	$(4,142,793)	$4,119,494

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table H - Loan Delinquency - Puerto Rico Operations

(Unaudited)

31-Mar-22
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,130	$189	$274	$2,593	$160,648	$163,241	$274	$—
Commercial real estate:
Non-owner occupied	3,646	93	20,627	24,366	2,536,174	2,560,540	20,627	—
Owner occupied	4,024	50	49,732	53,806	1,396,696	1,450,502	49,732	—
Commercial and industrial	1,218	169	48,167	49,554	3,333,918	3,383,472	47,149	1,018
Construction	715	—	—	715	126,610	127,325	—	—
Mortgage	182,397	79,374	736,338	998,109	5,125,554	6,123,663	306,560	429,778
Leasing	9,819	2,446	3,766	16,031	1,410,091	1,426,122	3,766	—
Consumer:
Credit cards	5,817	3,728	9,049	18,594	896,966	915,560	—	9,049
Home equity lines of credit	—	—	23	23	3,093	3,116	—	23
Personal	10,215	6,184	19,157	35,556	1,267,920	1,303,476	19,157	—
Auto	51,497	11,353	27,514	90,364	3,339,798	3,430,162	27,514	—
Other	537	37	12,184	12,758	112,322	125,080	12,037	147

Total	$272,015	$103,623	$926,831	$1,302,469	$19,709,790	$21,012,259	$486,816	$440,015

31-Dec-21
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$314	$—	$272	$586	$154,183	$154,769	$272	$—
Commercial real estate:
Non-owner occupied	2,399	136	20,716	23,251	2,266,672	2,289,923	20,716	—
Owner occupied	3,329	278	54,335	57,942	1,365,787	1,423,729	54,335	—
Commercial and industrial	3,438	1,727	45,242	50,407	3,478,041	3,528,448	44,724	518
Construction	—	—	485	485	86,626	87,111	485	—
Mortgage	217,830	81,754	805,245	1,104,829	5,147,037	6,251,866	333,887	471,358
Leasing	9,240	2,037	3,102	14,379	1,366,940	1,381,319	3,102	—
Consumer:
Credit cards	5,768	3,520	8,577	17,865	901,986	919,851	—	8,577
Home equity lines of credit	46	—	23	69	3,502	3,571	—	23
Personal	10,027	6,072	21,235	37,334	1,250,726	1,288,060	21,235	—
Auto	59,128	15,019	23,085	97,232	3,314,955	3,412,187	23,085	—
Other	432	714	12,621	13,767	110,781	124,548	12,448	173

Total	$311,951	$111,257	$994,938	$1,418,146	$19,447,236	$20,865,382	$514,289	$480,649

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$1,816	$189	$2	$2,007	$6,465	$8,472	$2	$—
Commercial real estate:
Non-owner occupied	1,247	(43)	(89)	1,115	269,502	270,617	(89)	—
Owner occupied	695	(228)	(4,603)	(4,136)	30,909	26,773	(4,603)	—
Commercial and industrial	(2,220)	(1,558)	2,925	(853)	(144,123)	(144,976)	2,425	500
Construction	715	—	(485)	230	39,984	40,214	(485)	—
Mortgage	(35,433)	(2,380)	(68,907)	(106,720)	(21,483)	(128,203)	(27,327)	(41,580)
Leasing	579	409	664	1,652	43,151	44,803	664	—
Consumer:
Credit cards	49	208	472	729	(5,020)	(4,291)	—	472
Home equity lines of credit	(46)	—	—	(46)	(409)	(455)	—	—
Personal	188	112	(2,078)	(1,778)	17,194	15,416	(2,078)	—
Auto	(7,631)	(3,666)	4,429	(6,868)	24,843	17,975	4,429	—
Other	105	(677)	(437)	(1,009)	1,541	532	(411)	(26)

Total	$(39,936)	$(7,634)	$(68,107)	$(115,677)	$262,554	$146,877	$(27,473)	$(40,634)

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table I - Loan Delinquency - Popular U.S. Operations

(Unaudited)

31-Mar-22
Popular U.S.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$—	$—	$—	$—	$1,865,623	$1,865,623	$—	$—
Commercial real estate:
Non-owner occupied	902	740	374	2,016	1,391,874	1,393,890	374	—
Owner occupied	6,385	—	677	7,062	1,398,580	1,405,642	677	—
Commercial and industrial	10,925	602	4,891	16,418	1,788,918	1,805,336	4,352	539
Construction	—	—	—	—	617,458	617,458	—	—
Mortgage	13,006	1,069	21,826	35,901	1,166,782	1,202,683	21,826	—
Consumer:
Credit cards	—	—	—	—	26	26	—	—
Home equity lines of credit	259	15	5,248	5,522	68,437	73,959	5,248	—
Personal	739	558	627	1,924	203,381	205,305	627	—
Other	—	1	1	2	6,007	6,009	1	—

Total	$32,216	$2,985	$33,644	$68,845	$8,507,086	$8,575,931	$33,105	$539

31-Dec-21
Popular U.S.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$3,826	$—	$—	$3,826	$1,804,035	$1,807,861	$—	$—
Commercial real estate:
Non-owner occupied	5,721	683	622	7,026	2,316,441	2,323,467	622	—
Owner occupied	1,095	—	1,013	2,108	392,265	394,373	1,013	—
Commercial and industrial	9,410	2,680	4,015	16,105	1,794,026	1,810,131	3,897	118
Construction	—	—	—	—	629,109	629,109	—	—
Mortgage	11,711	2,573	21,969	36,253	1,139,077	1,175,330	21,969	—
Consumer:
Credit cards	—	—	—	—	10	10	—	—
Home equity lines of credit	71	34	5,406	5,511	69,780	75,291	5,406	—
Personal	863	574	681	2,118	152,827	154,945	681	—
Other	—	—	—	—	4,658	4,658	—	—

Total	$32,697	$6,544	$33,706	$72,947	$8,302,228	$8,375,175	$33,588	$118

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$(3,826)	$—	$—	$(3,826)	$61,588	$57,762	$—	$—
Commercial real estate:
Non-owner occupied	(4,819)	57	(248)	(5,010)	(924,567)	(929,577)	(248)	—
Owner occupied	5,290	—	(336)	4,954	1,006,315	1,011,269	(336)	—
Commercial and industrial	1,515	(2,078)	876	313	(5,108)	(4,795)	455	421
Construction	—	—	—	—	(11,651)	(11,651)	—	—
Mortgage	1,295	(1,504)	(143)	(352)	27,705	27,353	(143)	—
Consumer:
Credit cards	—	—	—	—	16	16	—	—
Home equity lines of credit	188	(19)	(158)	11	(1,343)	(1,332)	(158)	—
Personal	(124)	(16)	(54)	(194)	50,554	50,360	(54)	—
Other	—	1	1	2	1,349	1,351	1	—

Total	$(481)	$(3,559)	$(62)	$(4,102)	$204,858	$200,756	$(483)	$421

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

31-Mar-22
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$2,130	$189	$274	$2,593	$2,026,271	$2,028,864	$274	$—
Commercial real estate:
Non-owner occupied	4,548	833	21,001	26,382	3,928,048	3,954,430	21,001	—
Owner occupied	10,409	50	50,409	60,868	2,795,276	2,856,144	50,409	—
Commercial and industrial	12,143	771	53,058	65,972	5,122,836	5,188,808	51,501	1,557
Construction	715	—	—	715	744,068	744,783	—	—
Mortgage	195,403	80,443	758,164	1,034,010	6,292,336	7,326,346	328,386	429,778
Leasing	9,819	2,446	3,766	16,031	1,410,091	1,426,122	3,766	—
Consumer:
Credit cards	5,817	3,728	9,049	18,594	896,992	915,586	—	9,049
Home equity lines of credit	259	15	5,271	5,545	71,530	77,075	5,248	23
Personal	10,954	6,742	19,784	37,480	1,471,301	1,508,781	19,784	—
Auto	51,497	11,353	27,514	90,364	3,339,798	3,430,162	27,514	—
Other	537	38	12,185	12,760	118,329	131,089	12,038	147

Total	$304,231	$106,608	$960,475	$1,371,314	$28,216,876	$29,588,190	$519,921	$440,554

31-Dec-21
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$4,140	$—	$272	$4,412	$1,958,218	$1,962,630	$272	$—
Commercial real estate:
Non-owner occupied	8,120	819	21,338	30,277	4,583,113	4,613,390	21,338	—
Owner occupied	4,424	278	55,348	60,050	1,758,052	1,818,102	55,348	—
Commercial and industrial	12,848	4,407	49,257	66,512	5,272,067	5,338,579	48,621	636
Construction	—	—	485	485	715,735	716,220	485	—
Mortgage	229,541	84,327	827,214	1,141,082	6,286,114	7,427,196	355,856	471,358
Leasing	9,240	2,037	3,102	14,379	1,366,940	1,381,319	3,102	—
Consumer:
Credit cards	5,768	3,520	8,577	17,865	901,996	919,861	—	8,577
Home equity lines of credit	117	34	5,429	5,580	73,282	78,862	5,406	23
Personal	10,890	6,646	21,916	39,452	1,403,553	1,443,005	21,916	—
Auto	59,128	15,019	23,085	97,232	3,314,955	3,412,187	23,085	—
Other	432	714	12,621	13,767	115,439	129,206	12,448	173

Total	$344,648	$117,801	$1,028,644	$1,491,093	$27,749,464	$29,240,557	$547,877	$480,767

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$(2,010)	$189	$2	$(1,819)	$68,053	$66,234	$2	$—
Commercial real estate:
Non-owner occupied	(3,572)	14	(337)	(3,895)	(655,065)	(658,960)	(337)	—
Owner occupied	5,985	(228)	(4,939)	818	1,037,224	1,038,042	(4,939)	—
Commercial and industrial	(705)	(3,636)	3,801	(540)	(149,231)	(149,771)	2,880	921
Construction	715	—	(485)	230	28,333	28,563	(485)	—
Mortgage	(34,138)	(3,884)	(69,050)	(107,072)	6,222	(100,850)	(27,470)	(41,580)
Leasing	579	409	664	1,652	43,151	44,803	664	—
Consumer:
Credit cards	49	208	472	729	(5,004)	(4,275)	—	472
Home equity lines of credit	142	(19)	(158)	(35)	(1,752)	(1,787)	(158)	—
Personal	64	96	(2,132)	(1,972)	67,748	65,776	(2,132)	—
Auto	(7,631)	(3,666)	4,429	(6,868)	24,843	17,975	4,429	—
Other	105	(676)	(436)	(1,007)	2,890	1,883	(410)	(26)

Total	$(40,417)	$(11,193)	$(68,169)	$(119,779)	$467,412	$347,633	$(27,956)	$(40,213)

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	31-Mar-22	As a % of loans HIP by category	31-Dec-21	As a % of loans HIP by category	31-Mar-21	As a % of loans HIP by category	Q1 2022 vs. Q4 2021	Q1 2022 vs. Q1 2021
Non-accrual loans:
Commercial	$123,185	0.9%	$125,579	0.9%	$202,770	1.5%	$(2,394)	$(79,585)
Construction	—	—	485	0.1	22,400	2.5	(485)	(22,400)
Leasing	3,766	0.3	3,102	0.2	3,040	0.2	664	726
Mortgage	328,386	4.5	355,856	4.8	405,574	5.2	(27,470)	(77,188)
Auto	27,514	0.8	23,085	0.7	15,405	0.5	4,429	12,109
Consumer	37,070	1.4	39,770	1.5	48,953	1.9	(2,700)	(11,883)

Total non-performing loans held-in-portfolio	519,921	1.8%	547,877	1.9%	698,142	2.4%	(27,956)	(178,221)
Non-performing loans held-for-sale [1]	—		—		3,549		—	(3,549)
Other real estate owned (“OREO”)	90,567		85,077		72,060		5,490	18,507

Total non-performing assets	$610,488		$632,954		$773,751		$(22,466)	$(163,263)

Accruing loans past due 90 days or more [2]	$440,554		$480,767		$832,756		$(40,213)	$(392,202)

Ratios:
Non-performing assets to total assets	0.88%		0.84%		1.16%
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.76		1.87		2.40
Allowance for credit losses to loans held-in-portfolio	2.29		2.38		2.75
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	130.36		126.92		114.70

[1]	There were no non-performing loans held-for-sale as of March 31, 2022 and December 31, 2021 (March 31, 2021 - $4 million in commercial loans).
[2]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans includes $13 million at March 31, 2022, related to the rebooking of loans previously pooled into GNMA securities, in which the Corporation had a buy-back option as further described below (December 31, 2021 - $13 million; March 31, 2021 - $29 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected (rebooked) on the financial statements of BPPR with an offsetting liability. These balances include $266 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2022 (December 31, 2021 - $304 million; March 31, 2021 - $341 million). Furthermore, the Corporation has approximately $45 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (December 31, 2021 - $50 million; March 31, 2021 - $58 million).

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:

	Quarter ended 31-Mar-22			Quarter ended 31-Dec-21
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$120,047	$5,532	$125,579	$183,394	$2,787	$186,181
Plus:
New non-performing loans	6,127	2,999	9,126	2,297	3,208	5,505
Advances on existing non-performing loans	—	2,505	2,505	—	35	35
Less:
Non-performing loans transferred to OREO	(3,052)	—	(3,052)	(996)	—	(996)
Non-performing loans charged-off	(256)	(73)	(329)	(2,412)	(66)	(2,478)
Loans returned to accrual status / loan collections	(5,084)	(5,560)	(10,644)	(62,236)	(432)	(62,668)

Ending balance NPLs	$117,782	$5,403	$123,185	$120,047	$5,532	$125,579

Construction loans held-in-portfolio:

	Quarter ended 31-Mar-22			Quarter ended 31-Dec-21
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$485	$—	$485	$14,877	$—	$14,877
Plus:
New non-performing loans	—	—	—	481	—	481
Less:
Loans returned to accrual status / loan collections	(485)	—	(485)	(14,873)	—	(14,873)

Ending balance NPLs	$—	$—	$—	$485	$—	$485

Mortgage loans held-in-portfolio:

	Quarter ended 31-Mar-22			Quarter ended 31-Dec-21
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$333,887	$21,969	$355,856	$354,555	$14,488	$369,043
Plus:
New non-performing loans	38,193	4,800	42,993	36,210	12,084	48,294
Advances on existing non-performing loans	—	134	134	—	14	14
Less:
Non-performing loans transferred to OREO	(10,344)	(85)	(10,429)	(7,116)	—	(7,116)
Non-performing loans charged-off	(467)	—	(467)	(366)	(26)	(392)
Loans returned to accrual status / loan collections	(54,709)	(4,992)	(59,701)	(49,396)	(4,591)	(53,987)

Ending balance NPLs	$306,560	$21,826	$328,386	$333,887	$21,969	$355,856

Total non-performing loans held-in-portfolio (excluding consumer):

	Quarter ended			Quarter ended
	31-Mar-22			31-Dec-21
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$454,419	$27,501	$481,920	$552,826	$17,275	$570,101
Plus:
New non-performing loans	44,320	7,799	52,119	38,988	15,292	54,280
Advances on existing non-performing loans	—	2,639	2,639	—	49	49
Less:
Non-performing loans transferred to OREO	(13,396)	(85)	(13,481)	(8,112)	—	(8,112)
Non-performing loans charged-off	(723)	(73)	(796)	(2,778)	(92)	(2,870)
Loans returned to accrual status / loan collections	(60,278)	(10,552)	(70,830)	(126,505)	(5,023)	(131,528)

Ending balance NPLs	$424,342	$27,229	$451,571	$454,419	$27,501	$481,920

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarters ended
(Dollars in thousands)	31-Mar-22	31-Dec-21	31-Mar-21
Balance at beginning of period - loans held-in-portfolio	$695,366	$718,575	$896,250
Provision for credit losses (benefit)	(14,405)	(31,421)	(75,779)
Initial allowance for credit losses - PCD Loans	612	331	1,356

	681,573	687,485	821,827

Net loans charged-off (recovered):
BPPR
Commercial	(4,230)	(11,346)	(1,434)
Construction	(416)	(1,518)	5,917
Lease financing	(434)	564	118
Mortgage	(2,992)	(4,398)	8,303
Consumer	13,574	9,083	6,570

Total BPPR	5,502	(7,615)	19,474

Popular U.S.
Commercial	(627)	(387)	16
Construction	(1,128)	(213)	—
Mortgage	(20)	569	(80)
Consumer	54	(235)	1,620

Total Popular U.S.	(1,721)	(266)	1,556

Total loans charged-off (recovered) - Popular, Inc.	3,781	(7,881)	21,030

Balance at end of period - loans held-in-portfolio	$677,792	$695,366	$800,797

Balance at beginning of period - unfunded commitments	$7,897	$8,400	$15,851
Provision for credit losses (benefit)	(843)	(503)	(6,282)

Balance at end of period - unfunded commitments [1]	$7,054	$7,897	$9,569

POPULAR, INC.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.05%	(0.11)%	0.29%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	(380.98)%	N.M.	(360.34)%
BPPR
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.11%	(0.15)%	0.36%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	(230.12)%	N.M.	(205.28)%
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	(0.08)%	(0.01)%	0.08%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	101.34%	N.M.	N.M.

N.M. - Not meaningful.

[1]	Allowance for credit losses of unfunded commitments is presented as part of Other Liabilities in the Consolidated Statements of Financial Condition.

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

31-Mar-22
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$204,643	$6,539	$149,206	$18,398	$299,006	$677,792
Total loans held-in-portfolio	$14,028,246	$744,783	$7,326,346	$1,426,122	$6,062,693	$29,588,190

ACL to loans held-in-portfolio	1.46%	0.88%	2.04%	1.29%	4.93%	2.29%

31-Dec-21
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$215,805	$6,363	$154,478	$17,578	$301,142	$695,366
Total loans held-in-portfolio	$13,732,701	$716,220	$7,427,196	$1,381,319	$5,983,121	$29,240,557

ACL to loans held-in-portfolio	1.57%	0.89%	2.08%	1.27%	5.03%	2.38%

Variance
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$(11,162)	$176	$(5,272)	$820	$(2,136)	$(17,574)
Total loans held-in-portfolio	$295,545	$28,563	$(100,850)	$44,803	$79,572	$347,633

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table O - Allowance for Credit Losses “ACL”- Loan Portfolios - PUERTO RICO OPERATIONS

(Unaudited)

31-Mar-22
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$145,471	$2,414	$131,362	$18,398	$278,966	$576,611
Loans held-in-portfolio	$7,557,755	$127,325	$6,123,663	$1,426,122	$5,777,394	$21,012,259

ACL to loans held-in-portfolio	1.92%	1.90%	2.15%	1.29%	4.83%	2.74%

31-Dec-21
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$151,928	$1,641	$138,286	$17,578	$284,729	$594,162
Loans held-in-portfolio	$7,396,869	$87,111	$6,251,866	$1,381,319	$5,748,217	$20,865,382

ACL to loans held-in-portfolio	2.05%	1.88%	2.21%	1.27%	4.95%	2.85%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$(6,457)	$773	$(6,924)	$820	$(5,763)	$(17,551)
Loans held-in-portfolio	$160,886	$40,214	$(128,203)	$44,803	$29,177	$146,877

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table P - Allowance for Credit Losses “ACL”- Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

31-Mar-22
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$59,172	$4,125	$17,844	$20,040	$101,181
Loans held-in-portfolio	$6,470,491	$617,458	$1,202,683	$285,299	$8,575,931

ACL to loans held-in-portfolio	0.91%	0.67%	1.48%	7.02%	1.18%

31-Dec-21
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$63,877	$4,722	$16,192	$16,413	$101,204
Loans held-in-portfolio	$6,335,832	$629,109	$1,175,330	$234,904	$8,375,175

ACL to loans held-in-portfolio	1.01%	0.75%	1.38%	6.99%	1.21%

Variance
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$(4,705)	$(597)	$1,652	$3,627	$(23)
Loans held-in-portfolio	$134,659	$(11,651)	$27,353	$50,395	$200,756

Popular, Inc.

Financial Supplement to First Quarter 2022 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	31-Mar-22	31-Dec-21	31-Mar-21
Total stockholders’ equity	$4,671,246	$5,969,397	$5,897,559
Less: Preferred stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(720,293)	(720,293)	(671,122)
Less: Other intangibles	(15,328)	(16,219)	(21,415)

Total tangible common equity	$3,913,482	$5,210,742	$5,182,879

Total assets	$69,525,082	$75,097,899	$66,870,268
Less: Goodwill	(720,293)	(720,293)	(671,122)
Less: Other intangibles	(15,328)	(16,219)	(21,415)

Total tangible assets	$68,789,461	$74,361,387	$66,177,731

Tangible common equity to tangible assets	5.69%	7.01%	7.83%
Common shares outstanding at end of period	76,487,523	79,851,169	84,379,180
Tangible book value per common share	$51.16	$65.26	$61.42

	Quarterly average
Total stockholders’ equity [1]	$5,983,309	$5,961,214	$5,693,672
Less: Preferred Stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(720,292)	(706,184)	(671,121)
Less: Other intangibles	(15,881)	(19,889)	(22,104)

Total tangible equity	$5,224,993	$5,212,998	$4,978,304
Return on average tangible common equity	16.40%	15.66%	21.37%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

CONTACTS:

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com